Exhibit 99.1

Greenwood Hall Increases Financial Outlook for Education Business

Anticipates Over 50% Revenue Growth for EdTech Offerings in FY-2016;
Expects Significant Progress Towards Profitability Over Next Two Quarters

•	Management increases EdTech Revenue guidance for remainder of FY-2016
•	Estimates 80-100% EdTech revenue growth through first half of FY-2017
•	Anticipates Over 50% Improvement in Adjusted EBITDA Performance for Q3-16 & Q4-16 Compared to Same Quarters in FY-2015

SANTA MONICA, Calif., June 7, 2016 (GLOBE NEWSWIRE) — Greenwood Hall, Inc. (OTCQB:ELRN), a Los Angeles based education technology company that helps colleges and universities improve student engagement and outcomes, affirmed and expanded its financial outlook for the remainder of the 2016 fiscal year. The Company also provided additional guidance on its progress towards profitability and an early outlook for the first half of Fiscal Year 2017.

“The fiscal year is a transformational one for the Company now that we are fully focused on growing our EdTech business,” stated Dr. John Hall, Chief Executive Officer of Greenwood Hall. “This business segment not only represents a tremendous opportunity for our shareholders but helps maximize the promise of opportunities from higher education for the hundreds of thousands of students we serve across the country.”

Hall added, “Over the past nine months, we have signed 11 new contracts with education partners and secured an additional five major contract renewals. We have accomplished major reductions in our operating costs while doubling the size of our sales and account management resources. This momentum is now beginning to reflect in our financial performance. As we move into the new fiscal year, we expect this exciting momentum to continue at a strong pace.”

Updated Financial Outlook

The Company today increased the financial guidance it provided in April for the remainder of FY-2016 related to its high-growth education technology business.

Guidance for FY-16 is for the period September 1, 2015 – August 31, 2016 and this compares to actual results for the 12-month period of September 1, 2014 – August 31, 2015. Based on new service contracts and current new business pipeline for the Company’s strategic EdTech offerings, Management anticipates FY-16 revenues related to the Company’s EdTech business to increase by over 50% and be in the range of $6.3 – 6.5 million, compared to EdTech revenues of approximately $4.32 million in FY-15. Revenue pertaining to the Company’s legacy and non-strategic offerings is anticipated to be in the range of $1 – 1.2 million, compared to legacy revenues of approximately $4 million in FY-2015, the majority of which were one-time in nature, event driven, and not strategic to the Company’s current EdTech focus.

While the Company will continue to incur net losses on an Adjusted EBITDA basis for the remaining quarters of FY-16, primarily due to substantial investments in sales and marketing, Management anticipates at least 50-60% improvements in the Company’s Adjusted EBITDA in both Q3-16 and Q4-16 when compared to the same respective fiscal quarters in 2015.

The Company plans to issue formal guidance for Fiscal Year 2017 when it releases its financial results for the third quarter of FY-16. FY-17 is the 12-month period beginning September 1, 2016 and ending August 31, 2017. Based on current contracts and the present new business pipeline for the Company’s strategic EdTech offerings, Management’s early estimates for revenue growth related to the Company’s EdTech business should be between 80-100% during the first half of FY-2017.

About Greenwood Hall, Inc.

Greenwood Hall is an education technology company that helps colleges and universities manage the student journey. Every Greenwood Hall solution is designed to increase revenue and improve student engagement as well as learning outcomes. Since 2006, Greenwood Hall has developed customized turnkey solutions that combine strategy, people, proven processes and robust technology to help schools effectively and efficiently improve student outcomes, as well as increase revenues and expand into new marketing channels, such as online learning. Greenwood Hall has served more than 50 education clients and over 75 degree programs.

For more information, visit http://www.greenwoodhall.com, follow us on Twitter @GreenwoodHall and Facebook at http://www.facebook.com/GreenwoodandHall.

Statement Concerning Forward-Looking Information

Any statements made in this press release about Greenwood Hall's future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook” constitute forward-looking statements. Forward-looking statements also include those preceded or followed by the words “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “should,” “targets,” “on track,” “trends or trending,” and/or similar expressions. These forward-looking statements are based on Greenwood Hall's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the risk factors described in Greenwood Hall’s Annual Report on Form 10-K for the period ended August 31, 2015, that are incorporated herein by reference. Any forward-looking statement in this release speaks only as of the date in which it is made. Except to the extent required under the federal securities laws, Greenwood Hall does not intend to update or revise the forward-looking statements.

Non-GAAP Financial Information

This press release includes references to Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA is used by management as one measure for judging the Company's operating performance and for estimating the Company's earnings growth prospects. Adjusted EBITDA represents net income adjusted for: provision for (benefit from) income taxes; reorganization items, net; restructuring costs; restructuring-related costs included in SG&A; change in fair value of interest rate swap; loss on early extinguishment of debt; early termination fee; depreciation and amortization expense; amortization of development costs; net interest expense; and stock-based compensation. Adjusted EBITDA does not represent, and should not be considered, an alternative to net income or operating income as determined by GAAP, and our calculation may not be comparable to similarly titled measures reported by other companies. The presentation in this press release is characterized as Non-GAAP.

Media Contact:

John Hall

Chief Executive Officer

Greenwood Hall, Inc.

jhall@greenwoodhall.com

310-907-8200